Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Announces Third Quarter 2023 Results

Dunmore, Pa., October 30, 2023/Globe Newswire/—FNCB Bancorp, Inc. (NASDAQ: FNCB; www.fncb.com), the parent company of Dunmore-based FNCB Bank (the “Bank”), (collectively, "FNCB") today reported net income of $4.2 million, or $0.21 per basic and diluted share, for the three months ended September 30, 2023, a decrease of $1.2 million, or 23.4%, compared to $5.4 million, or $0.28 per share for the same period of 2022. Reductions in net interest income and non-interest income, coupled with an increase in non-interest expenses, were the primary factors leading to the reduction in third quarter 2023 earnings. For the nine months ended September 30, 2023, net income totaled $9.6 million, or $0.49 per basic and diluted share, a decrease of $5.9 million, or 38.0%, from $15.5 million, or $0.79 per basic and diluted share, for the same nine months of 2022.

For the three and nine months ended September 30, 2023, the annualized return on average assets was 0.91% and 0.72%, respectively, compared to 1.26% and 1.24%, respectively, for the same period of 2022. The annualized return on average equity was 13.39% and 10.38%, respectively, for the three and nine months ended September 30, 2023, compared to 16.95% and 15.04%, respectively, for the comparable periods of 2022. FNCB declared and paid dividends to shareholders of common stock of $0.090 per share for the third quarter of 2023 and $0.270 per share for the nine months ended September 30, 2023, compared to $0.090 per share and $0.240 per share for the same periods of 2022.

Agreement and Plan of Merger

On September 27, 2023, FNCB and Peoples Financial Services Corp. (“PFIS”) (NASDAQ:PFIS) announced that both companies had entered into a strategic combination and executed an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which FNCB will merge with and into PFIS, with PFIS as the surviving entity. Immediately after this merger, the Bank will merge with and into Peoples Security Bank and Trust Company ("Peoples Bank") with Peoples Bank as the surviving bank and a wholly-owned subsidiary of PFIS. Pending regulatory and shareholder approvals, FNCB expects the merger to be consummated by April 1, 2024, however, there can be no assurance that the transaction will be consummated by this date, or at all.

Third quarter 2023 performance:

●	Third quarter net income was $4.2 million, or $0.21 per share, compared to $5.4 million, or $0.28 per share for the third quarter of 2022;
●	Yield on earning assets (FTE) increased 106 basis points to 4.93% for the third quarter of 2023 from 3.87% for the same quarter of 2022, and improved 26 basis points on a linked-quarter basis from 4.67% for the second quarter of 2023;
●	Cost of funds increased 207 basis points to 2.66% from 0.59% comparing the third quarters of 2023 and 2022, and increased 21 basis points on a linked-quarter basis from 2.45% for the second quarter of 2023;
●	Net interest margin (FTE) contracted 58 basis points to 2.85% for the third quarter of 2023, compared to 3.43% for the same period of 2022, and increased 10 basis points on a linked-quarter basis from 2.75% for the second quarter of 2023;
●	Efficiency ratio was 66.75% for the third quarter of 2023 compared to 54.88% for the third quarter of 2022.

Summary financial position at September 30, 2023 as compared to December 31, 2022:

●	Total assets increased $81.2 million, or 4.7%, to $1.827 billion at September 30, 2023 from $1.746 billion at December 31, 2022;
●	Net loans and leases increased $83.5 million, or 7.5%, to $1.194 billion at September 30, 2023 from $1.110 billion at December 31, 2022;
●	Total deposits increased $81.7 million, or 5.8% to $1.502 billion at September 30, 2023 from $1.421 billion at December 31, 2022;
●	Non-performing loans as a percentage of total loans was 0.43% at September 30, 2023 and 0.25% at December 31, 2022;
●	The Bank was well capitalized with total risk-based capital and leverage ratios of 13.21% and 9.11%, respectively, at September 30, 2023, and 13.11% and 8.77%, respectively, at December 31, 2022.

"We were pleased to see improvement in our net interest margin quarter over quarter, despite a continued challenging rate environment and strong competition for deposits in our market area," commented FNCB President and CEO, Gerard A. Champi. "Management continues to focus on managing interest rate risk, controlling funding costs and non-interest expense. We are also keeping a close watch on asset quality, as we are beginning to see an uptick in delinquencies and net charge-offs. We are very excited for the anticipated strategic merger with PFIS, as we share a common culture and strategic vision focused on delivering an unmatched banking experience for all stakeholders," concluded Champi.

Summary Results

Net interest income on a tax-equivalent basis decreased $1.8 million, or 12.4%, to $12.5 million for the three months ended September 30, 2023, from $14.3 million for the comparable period of 2022, as interest expense increased by a greater magnitude than tax-equivalent interest income. The increase in both interest expense and tax-equivalent interest income were largely due to changes in market rates stemming from the eleven FOMC rate increases beginning March 17, 2022 through September 30, 2023.  FNCB's tax-equivalent net interest margin contracted 58 basis points to 2.85% for the third quarter of 2023 from 3.43% for the same quarter of 2022. Additionally, the net interest spread declined 101 basis points to 2.27% for the three months ended September 30, 2023, from 3.28% for the same three months of 2022. The reduction in margin and spread largely reflected rapid increases in funding costs that outpaced the increases in yields on average earning assets. However, on a linked-quarter basis, margins have appeared to stabilize. The tax-equivalent net interest margin increased 10 basis points from 2.75% for the second quarter of 2023. Interest expense increased $7.3 million, to $9.1 million for the third quarter of 2023 from $1.8 million for the same quarter of 2022. The increase was largely caused by higher deposit and borrowing costs, coupled with greater reliance on higher-costing wholesale funding. FNCB's average deposit costs increased 187 basis points to 2.23% for the third quarter of 2023 compared to 0.36% for the same quarter of 2022. Average borrowed funds, specifically advances through the FHLB of Pittsburgh, increased $85.3 million to $215.8 million from $130.5 million comparing the three months ended September 30, 2023, and 2022, respectively. Moreover, the average cost of borrowed funds increased 238 basis points to 4.94% for the third quarter of 2023 from 2.56% for the same quarter of 2022. Average interest-bearing deposits increased $37.4 million, or 3.3%, to $1.156 billion from $1.119 billion, comparing the third quarters of 2023 and 2022, respectively. However, FNCB experienced some deposit migration from non-maturity deposits and non-interest-bearing deposits into time deposits, as customers have become increasingly rate-sensitive. Average interest-bearing demand deposits decreased $131.5 million, or 16.3%, to $676.0 million for the third quarter of 2023 compared to $807.5 million for the same quarter of 2022, while average savings deposits decreased $12.5 million, or 8.5%, to $134.0 million from $146.5 million comparing the three months ended September 30, 2023 and 2022, respectively.  Conversely, average time deposits increased $181.4 million, or 110.0%, to $346.3 million for the three months ended September 30, 2023, from $164.9 million for the same three months of 2022. FNCB offered several certificate of deposit specials with promotional rates and terms in response to changing customer preferences and to attract new depositors. Additionally, FNCB utilized brokered deposits for various ALCO strategies to control interest sensitivity and for liquidity purposes. Brokered deposits averaged $127.2 million for the three months ended September 30, 2023, an increase of $94.7 million from $32.5 million for the same three months of 2022. Tax-equivalent interest income increased $5.5 million, or 34.3%, to $21.6 million from $16.1 million comparing the third quarter of 2023 and 2022, respectively, which largely reflected higher earning-asset yields, coupled with an increase in average earning-asset volumes. The tax-equivalent yield on average earning assets increased 106 basis points to 4.93% for the three months ended September 30, 2023, from 3.87% for the same three months of 2022. Specifically, the tax-equivalent yield on the loan portfolio increased 125 basis points to 5.74% for the third quarter of 2023 from 4.49% for the same quarter of 2022. In addition, the tax-equivalent yield on the investment portfolio increased 38 basis points to 3.04% for the third quarter of 2023 from 2.66% for the same quarter of 2022. Regarding asset volumes, total average earning assets increased $92.7 million, or 5.6%, to $1.752 billion for the three months ended September 30, 2023, from $1.659 billion for the same three months of 2022. Specifically, average total loans and leases increased $105.1 million, or 9.5%, to $1.208 billion for the third quarter of 2023 from $1.103 billion for the same quarter of 2022, which was largely due to strong organic loan demand concentrated in commercial equipment financing. Conversely, total securities averaged $525.3 million for the third quarter of 2023, a decrease of $26.7 million, or 4.8%, from $552.0 million for the third quarter of 2022, as proceeds from sales and repayments of securities were redirected into higher-yielding loan products.

On a year-to-date basis, tax equivalent net interest income decreased $4.9 million, or 12.0%, to $36.2 million for the nine months ended September 30, 2023, from $41.1 million for the comparable period of 2022. Similar to the quarterly period, the increase in tax-equivalent interest income was overshadowed by a greater increase in interest expense. For the nine months ended September 30, 2023, interest expense increased $21.6 million, to $24.5 million, compared to $2.9 million for the same period of 2022.  The increase in interest expense more than offset a $16.7 million, or 37.8%, increase in tax-equivalent interest income to $60.7 million for the nine months ended September 30, 2023 from $44.0 million for the nine months ended September 30, 2022. The increase in interest expense was primarily due to higher funding costs, coupled with an increase in average  interest-bearing liabilities, specifically wholesale borrowings. FNCB cost of funds increased 210 basis points to 2.42% for the nine months ended September 30, 2023, from just 0.32% for the same nine months of 2022. Interest-bearing liabilities averaged $1.350 billion for the year-to-date period of 2023, an increase of $141.3 million, or 11.7%, compared to $1.208 billion for the same period of 2022. Average borrowed funds, which increased $107.8 million, or 110.6%, comprised the majority of the increase. With regard to the increase in tax-equivalent interest income, the $16.7 million increase largely reflected an increase in the tax-equivalent yield on average earning assets of 104 basis points, to 4.68% for the first nine months of 2023, from 3.64% for the same period in 2022. In addition, total average earning assets increased to $1.729 billion for the nine months ended September 30, 2023, from $1.615 billion, for the same period of 2022, representing an increase of $114.3 million, or 7.1%. Similar to the quarterly period, this was primarily due to an increase in average total loans and leases which increased $117.2 million, or 11.1%, to $1.174 billion for the nine months ended September 30, 2023, from $1.057 billion for the same comparable period of 2022.

For the three months ended September 30, 2023, non-interest income decreased $447 thousand, or 20.9%, to $1.7 million from $2.1 million for the three months ended September 30, 2022. The reduction in non-interest revenue was largely due to unrealized losses recognized on equity securities, coupled with decreases in the net gains on the sale of mortgage loans held for sale and other non-interest income. Continued stock volatility in the financial service sector continued into the third quarter of 2023. As a result, FNCB recognized net losses on equity securities of $233 thousand for the three months ended September 30, 2023, a $319 thousand increase compared to $86 thousand in gains on equity securities recorded for the same quarter of 2022. Equity securities are comprised primarily of common and preferred stock of other publicly traded financial institutions. Net gains on the sale of mortgage loans held for sale in the third quarter of 2023 totaled just $1 thousand, compared to $91 thousand for the three months ended September 30, 2022, reflecting a reduction in mortgage activity due to the steep increase in mortgage rates. Other non-interest income was $137 thousand for the third quarter of 2023, a decrease of $158 thousand, or 53.6%, compared to $295 thousand for the same quarter of 2022, due largely to a reduction in loan referral fees, specifically commissions received on loan swap transaction. These reductions were slightly offset by an increase in wealth management service revenue generated by 1st Investment Services, which increased $128 thousand, or 117.4%, to $237 thousand, compared to $109 thousand for the same three-month period of 2022. For the nine months ended September 30, 2023, non-interest income decreased $1.3 million, or 22.8%, to $4.3 million, compared to $5.6 million for the same period of 2022. FNCB recorded a net loss on equity securities of $1.8 million for the nine months ended September 30, 2023, compared to a net loss of $121 thousand recorded for the same nine months of 2022.  Partially offsetting the increase in loss recognized on equity securities was a net gain on the sale of available-for-sale debt securities of $252 thousand during the nine months ended September 30, 2023, a favorable variance of $287 thousand compared to a net loss on the sale of available-for-sale debt securities of $35 thousand for the same period of 2022. In addition, wealth management services increased $375 thousand, or 108.8%, to $720 thousand for the nine months ended September 30, 2023, compared to $345 thousand for the comparable period of 2022, which reflected FNCB's purchase of Chiaro Investment Services, LLC at the end of the third quarter of 2022.

Non-interest expense increased $268 thousand, or 3.0%, to $9.3 million for the three months ended September 30, 2023, from $9.0 million for the three months ended September 30, 2022, which primarily reflected increases in salaries and benefits and merger and acquisition costs. Salaries and benefits increased $354 thousand, or 7.7%, to $4.9 million for the three months ended September 30, 2023, compared to $4.6 million for the same three-month period of 2022.  This increase was coupled with $537 thousand in merger and acquisition costs recorded in the third quarter of 2023, which primarily included legal fees, coupled with data room charges, associated with the entry into the Merger Agreement with PFIS that was announced on September 27, 2023. These increases were partially offset by a favorable change in the provision for unfunded commitments. FNCB recorded a credit for unfunded commitments of $235 thousand for the third quarter of 2023, compared to a provision for unfunded commitments of $338 thousand, for the respective quarter of 2022, due to a decrease in unfunded commitment balances.  For the nine months ended September 30, 2023, non-interest expense increased $515 thousand, or 2.0%, to $26.3 million compared to $25.8 million for the same period of 2022, primarily due to increases in salaries and employee benefits, merger and acquisition expenses and other non-interest expenses. Salaries and employee benefits increased $1.1 million, or 8.0%, to $14.9 million for the nine months ended September 30, 2023, from $13.8 million for the same period of 2022, which was primarily caused by higher full-time salaries and benefits associated with staff additions, in addition to increases in starting salaries and salary ranges to stay competitive in attracting and retaining qualified staff. Merger and acquisition costs totaled $537 thousand for the year-to-date period of 2023. There were no such merger and acquisition costs recorded in 2022. Other non-interest expenses increased $486 thousand, or 23.5%, to $2.6 million for the nine months ended September 30, 2023, compared to $2.1 million for the same period of 2022.These increases were partially offset by a credit for unfunded commitments and a reduction in bank shares tax expense. FNCB recorded a credit for unfunded commitments of $729 thousand, for the nine months ended September 30, 2023, compared to a provision of $461 thousand for the nine months ended September 2022. Bank shares tax decreased $415 thousand, or 38%, to $676 thousand for the nine months ended September 30, 2023, from $1.1 million for the same comparable period of 2022.

Asset Quality

Total non-performing loans increased $2.3 million, or 81.0%, to $5.1 million, representing 0.43% of total loans and leases, at September 30, 2023, from $2.8 million, or 0.25% of total loans and leases, at December 31, 2022. Year-over-year, non-performing loans increased $2.4 million, or 85.1%, from $2.7 million, or 0.25% of total loans, at September 30, 2022. FNCB’s loan delinquency rate (total delinquent loans as a percentage of total loans) increased to 0.72% at September 30, 2023, compared to 0.45% at December 31, 2022, and 0.43% at September 30, 2022. The increase in loan delinquencies was concentrated in commercial and industrial loans and commercial real estate loans. FNCB recorded a credit to the provision for credit losses of $270 thousand for the third quarter of 2023 compared to a provision of $513 thousand for the same quarter of 2022. For the nine months ended September 30, 2023, the provision for credit losses totaled $1.5 million, compared to $1.3 million provision for credit losses, for the same nine-month period of 2022. The increases in the year-to-date periods, were primarily attributable to increases in loan and lease volumes. The allowance for credit losses was $12.1 million, or 1.01% of total loans and leases, at September 30, 2023, which included a $2.6 million adjustment to the ACL on loans, related to the adoption of CECL. At December 31, 2022, allowance for loan and lease losses was $14.2 million, or 1.26% of total loans and leases.

Financial Condition

Total assets increased $81.2 million, or 4.7%, to $1.827 billion at September 30, 2023, from $1.746 billion at December 31, 2022. The change in total assets primarily reflected increases in loans and leases, net of the ACL, and cash and cash equivalents, partially offset by decreases in available-for-sale debt securities as security repayments were re-directed to fund loan originations. Loans and leases, net of the ACL, increased $83.5 million, or 7.5%, to $1.194 billion at September 30, 2023, from $1.110 billion at December 31, 2022. The increases in loans and leases was largely concentrated in commercial and industrial loans reflecting strong demand for the equipment financing product offerings. Cash and cash equivalents increased $35.2 million, or 83.9%, to $77.1 million at September 30, 2023, from $41.9 million at December 31, 2022, while available-for-sale debt securities decreased $39.0 million, or 8.2%, to $437.1 million at September 30, 2023, from $476.1 million at December 31, 2022. Total deposits increased $81.7 million, or 5.8%, to $1.502 billion at September 30, 2023, from $1.421 billion at December 31, 2022. FNCB continued to utilize and secure liquidity through the brokered deposit market. Additionally, FNCB continued to experience migration from non-maturity deposits, non-interest-bearing and interest-bearing demand and savings deposits, into time deposits and increased utilization of brokered deposits. Total non-maturity deposits decreased $97.6 million, or 7.7%, to $1.165 billion at September 30, 2023 from $1.263 billion at December 31, 2022. Total time deposits increased $179.3 million, or 113.6%, to $337.2 million at the end of the third quarter of 2023 from $157.9 million at December 31, 2022. Included in time deposits at September 30, 2023 were brokered deposits of $123.1 million, an increase of $99.2 million from $23.9 million at December 31, 2022. Total borrowed funds increased $4.3 million to $186.7 million at September 30, 2023, from $182.4 million at December 31, 2022, which was due to additional advances through the FHLB of Pittsburgh.

Total shareholders’ equity decreased $1.1 million, or 1.0%, to $117.8 million at September 30, 2023 from $118.9 million at December 31, 2022. The decrease in shareholders' equity was primarily attributable to a $7.2 million, or 14.9%, increase in the accumulated other comprehensive loss, coupled with year-to-date dividends declared of $5.3 million. Year-to-date net income of $9.6 million and cumulative effect adjustment related to the adoption of ASU 2016-13 of $1.1 million partially offset the decreases to capital. Tangible book value was $5.96 per share at September 30, 2023, compared to $6.04 per share at December 31, 2022. FNCB Bank was considered well capitalized with total risk-based capital and Tier 1 leverage ratios of 13.21% and 9.11%, respectively, at September 30, 2023 and 13.10% and 8.77%, respectively, at December 31, 2022.

Availability of Filings

Copies of FNCB’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q will be provided upon request from: Shareholder Relations, FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, PA 18512 or by calling (570) 348-6419. FNCB’s SEC filings including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are also available free of charge on the Investor Relations page of FNCB’s website, www.fncb.com, and on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html

About FNCB Bancorp, Inc.:

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 113 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 16 community offices located in Lackawanna, Luzerne and Wayne Counties and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

james.bone@fncb.com

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in our reports to shareholders, and in our other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, including statements with respect to future changes in monetary policy or interest rates, or new product offerings and the anticipated merger between FNCB and Peoples Financial Services Corp., (“PFIS”) under the Agreement and Plan of Merger, dated September 27, 2023 (the “Merger Agreement”) pursuant to which FNCB will merge with and into PFIS, with PFIS as the surviving entity, along with the transaction occurring immediately after such merger, whereby FNCB’s wholly owned subsidiary, FNCB Bank (the “Bank”) will merge with and into Peoples Security Bank and Trust Company (“Peoples Bank”), with Peoples Bank as the surviving bank and a wholly-owned subsidiary of PFIS, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “future” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: government intervention in the U.S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms; political instability; acts of world terrorism; global unrest; the ability of FNCB to manage credit risk; weakness in the economic environment, in general, and within FNCB’s market area; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between FNCB and PFIS; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate operations of FNCB and FNCB Bank and those of PFIS and Peoples Bank, its wholly-owned subsidiary, which may be more difficult, time consuming or costly than expected; diversion of management's attention form ongoing business operations and opportunities; effects of the announcement, pendency or completion of the proposed transaction on the ability of FNCB and PFIS to retain customers and retain and hire key personnel and maintain relationships with their vendors, and on their operating results and businesses generally; the deterioration of one or a few of the large balance commercial and/or commercial real estate loans contained in FNCB’s loan portfolio; greater risk of loan defaults and losses from concentration of loans held by FNCB, including those to insiders and related parties; if FNCB’s portfolio of loans to small and mid-sized community-based businesses increases its credit risk; if FNCB’s allowance for credit losses ("ACL") is not sufficient to absorb actual losses or if increases to the ACL were required; FNCB is subject to interest-rate risk and any changes in interest rates could negatively impact net interest income or the fair value of FNCB's financial assets; if management concludes that the decline in value of any of FNCB’s investment securities is caused by a credit-related event could result in FNCB recording an impairment loss; if FNCB’s risk management framework is ineffective in mitigating risks or losses to FNCB; if FNCB is unable to successfully compete with others for business; a loss of depositor confidence resulting from changes in either FNCB’s financial condition or in the general banking industry; if FNCB is unable to retain or grow its core deposit base; inability or insufficient dividends from its subsidiary, FNCB Bank; if FNCB loses access to wholesale funding sources; interruptions or security breaches of FNCB’s information systems; any systems failures or interruptions in information technology and telecommunications systems of third parties on which FNCB depends; security breaches; if FNCB’s information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing; the loss of management and other key personnel; dependence on the use of data and modeling in both its management’s decision-making generally and in meeting regulatory expectations in particular; additional risk arising from new lines of business, products, product enhancements or services offered by FNCB; inaccuracy of appraisals and other valuation techniques FNCB uses in evaluating and monitoring loans secured by real property and other real estate owned; unsoundness of other financial institutions; damage to FNCB’s reputation; defending litigation and other actions; dependence on the accuracy and completeness of information about customers and counterparties; risks arising from future expansion or acquisition activity; environmental risks and associated costs on its foreclosed real estate assets; any remediation ordered, or adverse actions taken, by federal and state regulators, including requiring FNCB  to act as a source of financial and managerial strength for the FNCB Bank in times of stress;  costs arising from extensive government regulation, supervision and possible regulatory enforcement actions; new or changed legislation or regulation and regulatory initiatives; noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations; failure to comply with numerous "fair and responsible banking" laws; any violation of laws regarding privacy, information security and protection of personal information or another incident involving personal, confidential or proprietary information of individuals; any rulemaking changes implemented by the Consumer Financial Protection Bureau; inability to attract and retain its highest performing employees due to potential limitations on incentive compensation contained in proposed federal agency rulemaking; any future increases in FNCB Bank’s FDIC deposit insurance premiums and assessments; and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this report.

Readers should carefully review the risk factors described in the documents that FNCB periodically files with the SEC, including the 2022 Annual Report and Quarterly Reports on Form 10-Q for the periods ended March 31, 2023 and June 30, 2023.

FNCB Bancorp, Inc.
Selected Financial Data

	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
	2023	2023	2023	2022	2022
Per share data:
Net income (fully diluted)	$0.21	$0.14	$0.14	$0.24	$0.28
Cash dividends declared	$0.090	$0.090	$0.090	$0.090	$0.090
Book value	$5.96	$6.28	$6.43	$6.04	$5.67
Tangible book value	$5.96	$6.28	$6.43	$6.04	$5.67
Market value:
High	$6.88	$6.82	$9.00	$8.70	$8.65
Low	$5.47	$5.45	$6.09	$7.34	$7.49
Close	$5.95	$5.97	$6.20	$8.21	$7.51
Common shares outstanding	19,780,317	19,750,092	19,683,873	19,681,644	19,680,474

Selected ratios:
Annualized return on average assets	0.91%	0.63%	0.62%	1.13%	1.26%
Annualized return on average shareholders' equity	13.39%	8.89%	8.84%	17.40%	16.95%
Efficiency ratio	66.75%	68.11%	67.69%	59.37%	54.88%
Tier I leverage ratio (FNCB Bank)	9.11%	8.98%	8.96%	8.77%	9.38%
Total risk-based capital to risk-adjusted assets (FNCB Bank)	13.21%	12.97%	12.97%	13.11%	14.16%
Average shareholders' equity to average total assets	6.83%	7.07%	6.96%	6.50%	7.44%
Yield on earning assets (FTE)	4.93%	4.67%	4.45%	4.23%	3.87%
Cost of funds	2.66%	2.45%	2.15%	1.19%	0.59%
Net interest spread (FTE)	2.27%	2.22%	2.30%	3.04%	3.28%
Net interest margin (FTE)	2.85%	2.75%	2.78%	3.32%	3.43%
Total delinquent loans/total loans	0.72%	0.50%	0.40%	0.45%	0.43%
Allowance for credit losses/total loans	1.01%	1.07%	1.06%	1.26%	1.24%
Non-performing loans/total loans	0.43%	0.31%	0.23%	0.25%	0.25%
Annualized net charge-offs/average loans	0.15%	0.07%	0.09%	0.09%	0.03%

FNCB Bancorp, Inc.
Year-to-Date Consolidated Statements of Income

	Nine Months Ended
	September 30,
(in thousands, except share data)	2023	2022
Interest income
Interest and fees on loans and leases	$47,642	$33,472
Interest and dividends on securities:
Taxable	9,204	7,425
Tax-exempt	1,670	1,961
Dividends	744	353
Total interest and dividends on securities	11,618	9,739
Interest on interest-bearing deposits in other banks	672	34
Total interest income	59,932	43,245
Interest expense
Interest on deposits	16,968	1,671
Interest on borrowed funds
Federal Reserve Discount Window advances	297	-
Federal Home Loan Bank of Pittsburgh advances	6,715	1,009
Junior subordinated debentures	531	220
Total interest on borrowed funds	7,543	1,229
Total interest expense	24,511	2,900
Net interest income before provision for credit losses	35,421	40,345
Provision for credit losses	1,504	1,334
Net interest income after provision for credit losses	33,917	39,011
Non-interest income
Deposit service charges	3,319	3,248
Net gain (loss) on the sale of available-for-sale debt securities	252	(35)
Net loss on equity securities	(1,773)	(121)
Net gain on the sale of mortgage loans held for sale	2	123
Loan-related fees	235	161
Income from bank-owned life insurance	612	542
Merchant services revenue	464	544
Wealth management services revenue	720	345
Other	482	781
Total non-interest income	4,313	5,588
Non-interest expense
Salaries and employee benefits	14,859	13,758
Occupancy expense	1,587	1,512
Equipment expense	733	954
Advertising expense	595	561
Data processing expense	2,984	3,046
Regulatory assessments	808	651
Bank shares tax	676	1,091
Professional fees	781	837
(Credit) provision for unfunded commitments	(729)	461
Merger an acquisition expenses	537	-
Other operating expenses	3,492	2,937
Total non-interest expense	26,323	25,808
Income before income taxes	11,907	18,791
Income tax expense	2,277	3,265
Net income	$9,630	$15,526

Income per share
Basic	$0.49	$0.79
Diluted	$0.49	$0.79

Cash dividends declared per common share	$0.270	$0.240
Weighted average number of shares outstanding:
Basic	19,724,956	19,765,814
Diluted	19,727,790	19,786,855

FNCB Bancorp, Inc.
Quarter-to-Date Consolidated Statements of Income

	Three Months Ended
	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(in thousands, except share data)	2023	2023	2023	2022	2022
Interest income
Interest and fees on loans and leases	$17,224	$15,853	$14,565	$13,721	$12,270
Interest and dividends on securities
Taxable	3,063	3,064	3,077	2,856	2,633
Tax-exempt	539	544	587	701	691
Dividends	248	223	273	196	163
Total interest and dividends on securities	3,850	3,831	3,937	3,753	3,487
Interest on interest-bearing deposits in other banks	243	252	177	57	19
Total interest income	21,317	19,936	18,679	17,531	15,776
Interest expense
Interest on deposits	6,446	6,145	4,377	2,299	1,001
Interest on borrowed funds
Federal Reserve Bank Discount Window advances	205	92	-	3	-
Federal Home Loan Bank of Pittsburgh advances	2,268	1,896	2,551	1,392	736
Junior subordinated debentures	191	174	166	138	99
Total interest on borrowed funds	2,664	2,162	2,717	1,533	835
Total interest expense	9,110	8,307	7,094	3,832	1,836
Net interest income before (credit to) provision for credit losses	12,207	11,629	11,585	13,699	13,940
(Credit to) provision for credit losses	(270)	799	975	628	513
Net interest income after (credit to) provision for credit losses	12,477	10,830	10,610	13,071	13,427
Non-interest income
Deposit service charges	1,132	1,123	1,064	1,167	1,133
Net gain (loss) on the sale of available-for-sale debt securities	-	90	162	(188)	-
Net (loss) gain on equity securities	(233)	(1,032)	(508)	87	86
Net gain on the sale of mortgage loans held for sale	1	-	1	82	91
Loan-related fees	64	52	119	82	54
Income from bank-owned life insurance	210	205	197	168	200
Bank-owned life insurance settlement	-	-	-	273	-
Merchant services revenue	146	157	161	168	173
Wealth management services revenue	237	245	238	218	109
Other	137	108	237	336	295
Total non-interest income	1,694	948	1,671	2,393	2,141
Non-interest expense
Salaries and employee benefits	4,935	4,529	5,395	5,525	4,581
Occupancy expense	516	550	521	581	517
Equipment expense	229	232	272	341	314
Advertising expense	198	188	209	240	202
Data processing expense	1,034	952	998	981	974
Regulatory assessments	283	312	213	160	230
Bank shares tax	264	263	149	(176)	375
Professional fees	265	214	302	436	297
(Credit) provision for unfunded commitments	(235)	(225)	(269)	(95)	338
Merger and acquisition expenses	537	-	-	-	-
Other operating expenses	1,274	1,087	1,131	1,673	1,204
Total non-interest expense	9,300	8,102	8,921	9,666	9,032
Income before income taxes	4,871	3,676	3,360	5,798	6,536
Income tax expense	709	871	697	879	1,101
Net income	$4,162	$2,805	$2,663	$4,919	$5,435

Income per share
Basic	$0.21	$0.14	$0.14	$0.25	$0.28
Diluted	$0.21	$0.14	$0.14	$0.24	$0.28

Cash dividends declared per common share	$0.090	$0.090	$0.090	$0.090	$0.090
Weighted average number of shares outstanding:
Basic	19,776,342	19,715,136	19,682,357	19,681,437	19,687,766
Diluted	19,776,360	19,715,136	19,690,859	19,690,676	19,697,047

FNCB Bancorp, Inc.
Consolidated Balance Sheets

	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(in thousands)	2023	2023	2023	2022	2022
Assets
Cash and cash equivalents:
Cash and due from banks	$42,081	$32,893	$20,418	$26,588	$29,231
Interest-bearing deposits in other banks	34,990	72,107	49,153	15,328	4,896
Total cash and cash equivalents	77,071	105,000	69,571	41,916	34,127
Available-for-sale debt securities, at fair value	437,142	452,877	473,119	476,091	472,451
Equity securities, at fair value	6,104	6,337	7,369	7,717	5,496
Restricted stock, at cost	8,842	9,325	8,482	8,545	4,838
Loans held for sale	-	-	-	60	248
Loans and leases, net of deferred loan fees and costs and unearned income	1,205,752	1,200,595	1,163,789	1,124,317	1,111,230
Allowance for credit losses	(12,149)	(12,873)	(12,279)	(14,193)	(13,819)
Net loans and leases	1,193,603	1,187,722	1,151,510	1,110,124	1,097,411
Bank premises and equipment, net	14,790	15,028	15,316	15,616	15,526
Accrued interest receivable	6,599	6,329	6,143	5,957	5,629
Bank-owned life insurance	37,111	36,901	36,696	36,499	37,036
Other assets	45,511	42,353	41,275	43,005	31,754
Total assets	$1,826,773	$1,861,872	$1,809,481	$1,745,530	$1,704,516

Liabilities
Deposits:
Demand (non-interest-bearing)	$297,740	$285,674	$281,114	$305,850	$320,879
Interest-bearing	1,204,635	1,190,390	1,182,192	1,114,797	1,181,747
Total deposits	1,502,375	1,476,064	1,463,306	1,420,647	1,502,626
Borrowed funds	186,733	242,022	196,648	182,360	76,010
Accrued interest payable	1,001	1,089	848	171	101
Other liabilities	18,862	18,638	22,185	23,403	14,187
Total liabilities	1,708,971	1,737,813	1,682,987	1,626,581	1,592,924

Shareholders' equity
Preferred stock	-	-	-	-	-
Common stock	24,725	24,687	24,604	24,602	24,600
Additional paid-in capital	78,050	77,757	77,636	77,502	77,381
Retained earnings	70,221	67,851	66,834	64,873	61,737
Accumulated other comprehensive income	(55,194)	(46,236)	(42,580)	(48,028)	(52,126)
Total shareholders' equity	117,802	124,059	126,494	118,949	111,592
Total liabilities and shareholders’ equity	$1,826,773	$1,861,872	$1,809,481	$1,745,530	$1,704,516

FNCB Bancorp, Inc.
Summary Tax-equivalent Net Interest Income

	Three Months Ended
	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(dollars in thousands)	2023	2023	2023	2022	2022
Interest income
Loans and leases:
Loans and leases - taxable	$16,768	$15,411	$14,145	$13,328	$11,870
Loans and leases - tax-free	577	559	532	498	506
Total loans	17,345	15,970	14,677	13,826	12,376
Securities:
Securities, taxable	3,311	3,287	3,350	3,052	2,796
Securities, tax-free	682	689	743	888	875
Total interest and dividends on securities	3,993	3,976	4,093	3,940	3,671
Interest-bearing deposits in other banks	243	252	177	57	19
Total interest income	21,581	20,198	18,947	17,823	16,066
Interest expense
Deposits	6,446	6,145	4,377	2,299	1,001
Borrowed funds	2,664	2,162	2,717	1,533	835
Total interest expense	9,110	8,307	7,094	3,832	1,836
Net interest income	$12,471	$11,891	$11,853	$13,991	$14,230

Average balances
Earning assets:
Loans and leases:
Loans and leases - taxable	$1,152,611	$1,122,385	$1,082,830	$1,069,260	$1,045,474
Loans and leases - tax-free	55,100	55,142	54,045	56,064	57,099
Total loans	1,207,711	1,177,527	1,136,875	1,125,324	1,102,573
Securities:
Securities, taxable	430,977	438,157	449,351	439,998	438,339
Securities, tax-free	94,276	94,964	99,836	114,128	113,629
Total securities	525,253	533,121	549,187	554,126	551,968
Interest-bearing deposits in other banks	18,874	20,620	17,068	6,185	4,634
Total interest-earning assets	1,751,838	1,731,268	1,703,130	1,685,635	1,659,175
Non-earning assets	53,906	57,463	51,930	39,355	51,847
Total assets	$1,805,744	$1,788,731	$1,755,060	$1,724,990	$1,711,022
Interest-bearing liabilities:
Deposits	$1,156,345	$1,179,288	$1,096,758	$1,138,817	$1,118,909
Borrowed funds	215,801	176,838	223,694	144,995	130,481
Total interest-bearing liabilities	1,372,146	1,356,126	1,320,452	1,283,812	1,249,390
Demand deposits	287,846	284,053	287,975	309,372	318,656
Other liabilities	22,444	22,030	24,487	19,659	15,742
Shareholders' equity	123,308	126,522	122,146	112,147	127,234
Total liabilities and shareholders' equity	$1,805,744	$1,788,731	$1,755,060	$1,724,990	$1,711,022

Yield/Cost
Earning assets:
Loans and leases:
Interest and fees on loans and leases - taxable	5.82%	5.49%	5.23%	4.99%	4.54%
Interest and fees on loans and leases - tax-free	4.19%	4.05%	3.94%	3.56%	3.54%
Total loans	5.74%	5.42%	5.16%	4.91%	4.49%
Securities:
Securities, taxable	3.07%	3.00%	2.98%	2.77%	2.55%
Securities, tax-free	2.89%	2.90%	2.98%	3.11%	3.08%
Total securities	3.04%	2.98%	2.98%	2.84%	2.66%
Interest-bearing deposits in other banks	5.15%	4.89%	4.15%	3.69%	1.64%
Total earning assets	4.93%	4.67%	4.45%	4.23%	3.87%
Interest-bearing liabilities:
Interest on deposits	2.23%	2.08%	1.60%	0.81%	0.36%
Interest on borrowed funds	4.94%	4.89%	4.86%	4.23%	2.56%
Total interest-bearing liabilities	2.66%	2.45%	2.15%	1.19%	0.59%
Net interest spread	2.27%	2.22%	2.30%	3.04%	3.28%
Net interest margin	2.85%	2.75%	2.78%	3.32%	3.43%

FNCB Bancorp, Inc.
Asset Quality Data

	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(in thousands)	2023	2023	2023	2022	2022
At period end
Non-accrual loans and leases	$5,084	$3,711	$2,601	$2,763	$2,654
Loans past due 90 days or more and still accruing	59	49	52	78	74
Total non-performing loans and leases	5,143	3,760	2,653	2,841	2,728
Other real estate owned (OREO)	-	-	-	-	228
Other non-performing assets	1,647	1,647	1,773	1,773	1,773
Total non-performing assets	$6,790	$5,407	$4,426	$4,614	$4,729

For the three months ended
Allowance for credit losses
Beginning balance, prior to adoption of ASU 2016-13	$12,873	$12,279	$14,193	$13,819	$13,381
Impact of ASU 2016-13	-	-	(2,636)	-	-
Loans and leases charged-off	818	553	776	497	411
Recoveries of charged-off loans and leases	364	348	523	243	336
Net charge-offs	454	205	253	254	75
(Credit to) provision for credit losses	(270)	799	975	628	513
Ending balance	$12,149	$12,873	$12,279	$14,193	$13,819